UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

                                                                                      NYFIX, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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2)	Aggregate number of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NYFIX, INC.

100 Wall Street, 26th Floor

New York, New York 10005

(212) 809-3542

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

NYFIX, INC.

To the Stockholders of NYFIX, Inc.:

You are cordially invited to attend a special meeting (the “Special Meeting”) of the stockholders of NYFIX, Inc. (the “Company”), to be held at _____ a.m., Eastern Time, on _________, 2006, at the Company’s offices at 100 Wall Street, 26th Floor, New York, New York 10005 for the following purposes:

1.

To consider and vote upon a proposal of the Board of Directors to amend the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) to increase the number of authorized shares of the Company’s common stock from 60,000,000 to 100,000,000 shares.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on _________, 2006, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of stockholders entitled to vote as of the Record Date at the Special Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at the Company’s offices at 100 Wall Street, 26th Floor, New York, New York 10005, and at the time and place of the meeting during the duration of the meeting.

The Board of Directors of the Company unanimously recommends that you vote or give instruction to vote “FOR” the proposal to approve an amendment to the Certificate of Incorporation to increase the number of authorized common shares from 60,000,000 to 100,000,000.

Enclosed is a Notice of Special Meeting and Proxy Statement containing detailed information concerning the amendment to the Certificate of Incorporation. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully. I look forward to seeing you at the meeting.

Sincerely,

P. Howard Edelstein

Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU SIGN AND RETURN THE PROXY CARD, BUT DO NOT GIVE INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, YOUR SHARES WILL BE VOTED, AS RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS: "FOR" THE PROPOSAL TO APPROVE OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

THIS PROXY STATEMENT IS DATED __________, 2006, AND IS FIRST BEING MAILED TO THE COMPANY’S STOCKHOLDERS ON OR ABOUT _________, 2006.

NYFIX, INC.

100 Wall Street, 26th Floor

New York, New York 10005

(212) 809-3542

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ________, 2006

TO THE STOCKHOLDERS OF NYFIX, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of NYFIX, Inc., a Delaware corporation (the “Company”), will be held at ____ a.m. Eastern Time, on _____, 2006, at the Company’s offices at 100 Wall Street, 26th Floor, New York, New York 10005 for the following purposes:

1.

To consider and vote upon a proposal of the Board of Directors to amend the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) to increase the number of authorized shares of the Company’s common stock from 60,000,000 to 100,000,000 shares.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on _________, 2006 as the record date for the determination of the Company’s stockholders that are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only the holders of record of the Company’s common stock and Series B Voting Convertible Preferred Stock (the “Series B Preferred”) on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements thereof.

The Company will not transact any other business at the special meeting, except for business properly brought before the special meeting, or any adjournment or postponement thereof, by the Company’s Board of Directors.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of the Company’s common stock or Series B Preferred, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 1, the amendment to the Certificate of Incorporation proposal.

By Order of the Board of Directors,

Brian Bellardo

Secretary

_______ __ , 2006

NYFIX, INC.

100 Wall Street, 26th Floor

New York, New York 10005

(212) 809-3542

PROXY STATEMENT

Special Meeting of Stockholders

__________, 2006

GENERAL INFORMATION

This Proxy Statement is furnished to the holders of NYFIX, Inc. (the “Company”) common stock, $.001 par value per share, and holders of Series B Voting Convertible Preferred Stock, $1.00 par value per share (the “Series B Preferred”) in connection with the solicitation of proxies for use at the special meeting of stockholders to be held on _______, 2006, and at any adjournment thereof (the “meeting” or “special meeting”), pursuant to the accompanying Notice of Special Meeting of Stockholders. Holders of Company common stock and Series B Preferred are referred to herein collectively as the “stockholders.” Forms of proxies for use at the meeting are also enclosed. The Company anticipates mailing this Proxy Statement to its stockholders on or about ________, 2006. The executive offices of the Company are located at 100 Wall Street, 26th Floor, New York, New York 10005.

Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the Company. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted FOR the proposal to amend the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Company common stock from 60,000,000 to 100,000,000 shares. Management is not aware at the date hereof of any matters to be presented at the meeting other than the matters described above. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission or letter.

The voting securities entitled to vote at the meeting consist of shares of Company common stock and Series B Preferred. Each share of common stock entitles its owner to one vote and each share of Series B Preferred entitles its owner to the number of votes equal to the number of shares of common stock into which each such share of Series B Preferred is then convertible as of the Record Date (as defined below). Each share of Series B Preferred is currently convertible at the option of the holder, in whole or in part, at any time and from time to time into 10 shares of common stock at an initial conversion price of $5.00 per share. The conversion price is subject to adjustment upon certain events, including stock splits or combinations, stock dividends, rights distributions and similar events, and adjustments for anti-dilution protection for certain issuances below the conversion price. On _______ 2006, the number of outstanding shares of common stock was _________ shares and the number of outstanding shares of Series B Preferred was 1,500,000 shares. Only stockholders of record on the books of the Company at the close of business on ________, 2006 (the “Record Date”) will be entitled to vote at the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the aggregate voting power represented by the shares of common stock and Series B Preferred issued and outstanding and entitled to vote will constitute a quorum at the meeting, provided that, for purposes of the proposal to amend the Certificate of Incorporation, in addition to the foregoing, the presence in person or by proxy of a majority of the shares of common stock, as a separate class, issued and outstanding and entitled to vote shall be required to constitute a quorum. The proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Company common stock must be approved by a majority of the common stock and Series B Preferred, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote, and by a majority of the outstanding shares of common stock, voting as a separate class, present in person or represented by proxy and entitled to vote.

All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. Any proxy submitted and containing an abstention will have the same effect as a negative vote. Any proxy submitted and containing a broker non-vote will have no effect on the outcome of the vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the special meeting.

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF NYFIX, INC. TO INCREASE THE AUTHORIZED COMMON STOCK

(PROPOSAL NO. 1)

General

The Board of Directors has determined that it would be in the best interest of the Company to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 60,000,000 to 100,000,000 shares. As of October 31, 2006, there were 35,521,208 shares of the Company’s common stock outstanding, leaving 23,345,014 shares of common stock authorized but unissued and 1,133,778 shares of common stock held in treasury. However, as of October 31, 2006, the Company had (i) options to purchase 4,167,556* shares of its common stock outstanding under the NYFIX, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan, the NYFIX, Inc. 2001 Stock Option Plan and the Javelin Technologies, Inc. 1999 Stock Option/Stock Issuance Plan (the “Incentive Plans”), (ii) options to purchase 982,466 shares of common stock available for issuance and not yet granted under the Incentive Plans, (iii) options to purchase 74,500 shares of common stock outstanding issued outside of the Incentive Plans, (iv) 1,324,706 shares of common stock issuable at a conversion rate of $5.66 upon conversion of the Company’s $7,500,000 Convertible Note, (v) 2,250,000 shares of common stock issuable upon exercise of the warrant issued in connection with the recent sale of 1,500,000 shares of Series B Preferred to Warburg Pincus Private Equity IX, L.P. (the “Investor”) pursuant to the Purchase Agreement (as defined below) and (vi) 15,000,000 shares of common stock issuable upon conversion of the Series B Preferred.

Description of Common Stock

The Company is currently authorized to issue 60,000,000 shares of common stock, par value $0.001 per share. As of the Record Date, _______ shares of common stock were outstanding, held by ________ record holders. Holders of common stock are entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

Commitments Pursuant to and Description of Series B Preferred and Warrant

On October 12, 2006, the Company closed a Securities Purchase Agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Investor acquired shares of Series B Preferred and a warrant (the “Warrant”) to purchase shares of common stock of the Company. The Company will use the net proceeds from the transaction for general corporate purposes and business development.

Under the terms of the Purchase Agreement, the Company issued and sold 1,500,000 shares of Series B Preferred to the Investor at an aggregate purchase price of $75 million or $50 per share. Each share of Series B Preferred is convertible at the option of the holder, in whole or in part, at any time and from time to time initially into 10 shares of common stock at an initial conversion price of $5.00 per share. The conversion price is subject to adjustment upon certain events, including stock splits or combinations, stock dividends, rights distributions and similar events, and adjustments for anti-dilution protection for certain issuances below the conversion price.

Under the terms of the Purchase Agreement, the Company also issued the Warrant, entitling the Investor to purchase 2,250,000 shares of common stock at an exercise price of $7.75. The Warrant is exercisable at the option of the Investor, in whole or in part, at any time and from time to time prior to the tenth anniversary of the closing of the transaction. The exercise price is subject to adjustment upon certain events, including stock splits or combinations, stock dividends, rights distributions and similar events.

The Series B Preferred has the right to receive semi-annual dividends at an annual rate of 7.0%. The dividends will be paid-in-kind in the form of additional shares of common stock of the Company. The number of shares of common stock to be issued in payment of the dividend with respect to each share of Series B Preferred will be determined by dividing (i) the amount of the dividend that would have been payable with respect to such share of Series B Preferred had the dividend been paid in cash by (ii) the conversion price then in effect. The holders of

__________
* Of these, 352,578 shares represent options where the optionee has notified the Company of an intent to exercise. Because the Company is not up to date in the filing of its periodic reports with the Securities and Exchange Commission, the Company is not currently issuing shares to optionees who are providing notification of an intent to exercise. The Company expects to issue shares in response to such notifications once the Company is up to date in its periodic report filings, including issuances beyond the period that the Company usually permits for exercise of vested options by optionees who leave the Company.

Series B Preferred are also entitled to receive any dividends or distributions paid on the common stock on an as converted basis. Dividends on the Series B Preferred compound semi-annually to the extent unpaid.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred will be entitled to receive a liquidation preference payment of an amount in cash per share equal to the greater of (i) the initial purchase price per share, plus an amount equal to the greater of (x) any accrued but unpaid dividends (whether or not declared) and (y) the amount in cash that each holder would have received if all accrued but unpaid dividends (whether or not declared) had been paid in shares of common stock immediately prior to the liquidation, and (ii) the payment that would be received by the holders if the Series B Preferred were converted into common stock immediately prior to such liquidation, dissolution or winding up and the holders had received all accrued but unpaid dividends (whether or not declared) in shares of common stock through the date of the liquidation.

Upon a change of control of the Company approved by the Company’s Board of Directors, the Investor may, at its election, (i) treat the Series B Preferred as if converted into common stock and receive the consideration due to the holders of common stock or (ii) receive its liquidation preference. If such a change of control occurs within three years after the closing of the transaction, the liquidation preference shall be an amount in cash per share equal to the then current liquidation preference plus the greater of (x) the per share amount of all dividends that would have been payable on the Series B Preferred commencing on the date of the change of control through and including the third anniversary of the closing date and (y) the amount in cash the holder would have received if all dividends described in clause (x) had been paid in shares of common stock immediately prior to the change of control.

At any time following the 18-month anniversary of the closing date, the Series B Preferred will be convertible into shares of common stock at the option of the Company, in whole or in part, if the price per share of the Company’s common stock reaches certain levels ranging from 3.5 times the conversion price for the period between the 18-month and 36-month anniversaries of the closing date to 2.5 times the conversion price for the period following the 5-year anniversary of the closing date.

Under the terms of the Purchase Agreement, until the 5-year anniversary of the closing date, the Investor will not, except in certain limited circumstances, by itself or in concert with others, acquire any shares of capital stock of the Company if, after giving effect to such acquisition, the Investor would own more than 40% of the outstanding shares of common stock of the Company on an as converted basis. If the Investor becomes the beneficial owner of 45% or more of the common stock of the Company on an as converted fully diluted basis, the Investor must exchange the shares of capital stock of the Company owned by the Investor in excess of 45% for Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred”). The terms of the Series C Preferred are substantially similar to the terms of the Series B Preferred except that the holders of Series C Preferred will not be entitled to any voting rights.

For so long as the Investor owns at least 50% of the shares of the Series B Preferred issued on the closing date, the holders of the Series B Preferred shall have the right to elect two (2) directors to the Company’s Board of Directors. At such time as the Investor has converted at least 50% of the Series B Preferred issued on the closing date, (i) for so long as the Investor owns at least two-thirds of the common stock issued upon its conversion of all shares of Series B Preferred converted on or before such time, the Company will use its reasonable best efforts to nominate and cause to be elected two directors designated by the Investor, and (ii) for so long as the Investor owns at least one-third (but less than two-thirds) of the shares of common stock issued upon its conversion of all shares of Series B Preferred converted on or before such time, the Company will use its best efforts to nominate and cause to be elected one director designated by the Investor.

The holders of the Series B Preferred have the right to vote with the common stock on an as-converted basis. Effective upon the re-listing of the common stock on the Nasdaq Stock Market, solely for purposes of voting, the conversion price will be deemed to be the higher of the then applicable conversion price and the closing price of the common stock on the date of closing.

For so long as at least 50% of the Series B Preferred remains outstanding, the holders of a majority of the Series B Preferred will be required to approve: (i) changes to the terms of the Series B Preferred, (ii) the adoption or amendment of any stockholder rights plan that would dilute the economic or voting interest of the Series B

Preferred, (iii) incurrence of debt, distribution of assets, payment of dividends or repurchase of securities if following such transaction the Company’s net debt divided by EBITDA would be in excess of 3.0, (iv) creation or incurrence of any equity or equity-linked security senior or pari passu as to dividends or liquidation rights to the Series B Preferred, or (v) subject to certain exceptions, any increase in the size of the Company’s Board of Directors to more than 12 members.

In the event that the Company fails for any reason to file its audited financial statements for each of the three years ended December 31, 2003, 2004 and 2005 and the six month period ended June 30, 2006 with the Securities and Exchange Commission prior to February 15, 2007, the conversion price of the Series B Preferred will be automatically reset to the lowest average closing price of the common stock for the 30 day period preceding the actual date of filing, if such price is below the conversion price. In the event that certain financial representations of the Company in the Purchase Agreement prove to have been incorrect in any material respect as of the date it was made, the conversion price of the Series B Preferred will be automatically reset, to the lesser of (i) the average closing price of the common stock for each consecutive 30 day period following the date of public announcement by the Company that its audited financial statements are complete and (ii) the average closing price of the common stock for the 30 day period following the actual date of filing, if such lower price is less than the conversion price. In either circumstance described above, the conversion price may not be reduced by more than 25% from the then current conversion price. In addition, during the circumstances described above, the holders of Series B Preferred will have the right to elect one additional director to the Company’s Board of Directors.

The Purchase Agreement grants the Investor subscription rights to purchase a pro rata portion of equity securities sold by the Company after the closing of the transaction. In addition, in connection with the closing of the transaction contemplated by the Purchase Agreement, the Company has entered into a registration rights agreement with the Investor that will grant to the Investor, beginning on the first anniversary of the closing date, the right to two demand registrations, unlimited piggyback registrations and three S-3 shelf registrations for any shares of common stock of the Company held by the Investor, subject to certain conditions.

Under the terms of the Purchase Agreement, the Company is required to hold a stockholders meeting to increase its authorized share capital in an amount sufficient to provide for the conversion of, and payment of dividends on, the Series B Preferred, the exercise of the Warrant and the exercise of all options granted or available for grant under any outstanding options or option plans of the Company. In connection with this, the Company must file this proxy statement within 30 days of the closing date and effect such capital increase within 120 days of the date of filing with the Securities and Exchange Commission of its audited financial statements for the year ended December 31, 2005, and in no event later than June 15, 2007; failure to timely file the proxy or effect the share capital increase will result in an increase in the dividend rate of two percentage points on the date of such default, with further increases of two percentage points on the anniversary of such default until such time as the share capital increase is effected, at which time the dividend rate will be reset such that such increases have no further force or effect.

The foregoing discussion is not a complete description of all the terms of the Purchase Agreement and related documents and is qualified in its entirety by reference to the complete text of those documents, which were filed as exhibits to the Company’s reports on Form 8-K that were filed with the Securities and Exchange Commission on September 8, 2006 and October 18, 2006. We recommend that you read the full text of those documents. See Where You Can Find More Information, below.

The Company is currently authorized to issue 5,000,000 shares of preferred stock, par value $1.00. As of the Record Date, there were no shares of preferred stock other than the Series B Preferred outstanding.

Purposes and Effects of Increasing the Number of Authorized Shares of Common Stock

The proposed amendment of the Certificate of Incorporation would increase the number of shares of common stock which the Company is authorized to issue from 60,000,000 shares to 100,000,000 shares. If Proposal 1 is approved by the stockholders of the Company, the additional 40,000,000 shares of common stock authorized would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. If Proposal 1 was approved as of October 31, 2006, there would be:

(i)	35,521,208 shares of common stock outstanding;
(ii)	23,799,228 shares of common stock for existing obligations; and
(iii)	40,679,564 shares of common stock available, including 1,133,778 treasury shares held by the Company.

In addition to satisfying the Company’s current commitments as described above, the Company may be required to raise additional capital to finance its operations if and when a feasible financing opportunity is presented to the Company. In addition, the Company may be presented with opportunities to acquire other businesses using its common stock as part or all of the purchase price. Although the Company has no current plans to issue shares in connection with raising capital or acquiring other businesses, one of the purposes of the proposed amendment includes providing the Company with greater flexibility for entering into any opportunity that might be presented to it. Currently, the Company is restricted in its options due to the limited amount of authorized but unissued shares of common stock provided for in its Certificate of Incorporation. The Board of Directors believes that it is in the best interest of the Company to increase the number of authorized shares of common stock to assure the availability of shares for such purposes.

The Board of Directors believes that the proposed increase in the number of authorized shares of common stock is advisable so that the Company will have sufficient authorized capital to permit (i) potential issuances of shares of common stock upon conversion of the Company’s Series B Preferred and Convertible Note and exercise of outstanding warrants and options to purchase common stock, (ii) the grant of additional stock options under its equity incentive plans, (iii) future equity financings and (iv) potential acquisitions of businesses for common stock.

Approval of Proposal 1 by the stockholders of the Company will increase the number of shares of common stock that the Company may issue without further stockholder approval. The issuance of additional shares of common stock could have the effect of delaying, deferring or preventing a change in control of the Company and discouraging tender offers for the Company. In addition, the issuance of additional shares of common stock will have a dilutive effect on the current stockholders of the Company and could have an adverse impact on the trading price of the common stock. The increase in the authorized shares of common stock has not, however, been proposed for an anti-takeover-related purpose and we have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of the Company’s common stock. This Proposal 1 is not part of any plan by the Company to adopt a series of amendments to its Certificate of Incorporation or Amended Bylaws so as to render the takeover of the Company more difficult. Moreover, we are not submitting this Proposal 1 to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors.

The Company currently is not listed on the Nasdaq Stock Market (“Nasdaq”) but will seek to become relisted after becoming current in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Were the Company currently listed on Nasdaq, Nasdaq Rule 4350(i) under certain circumstances would have required stockholder approval of the issuance of additional shares of common stock, or preferred stock convertible into common stock, if such issuance would increase the number of shares of common stock outstanding by 20% or more or would result in a change of control of the Company. Although the Company does not believe that any transaction contemplated by the Purchase Agreement resulted in a change of control, to the extent stockholder approval of any transaction related to the Purchase Agreement is or becomes necessary for any reason under Rule 4350(i), approval of Proposal 1 to amend the Certificate of Incorporation to increase the authorized common stock shall be deemed approval for purposes of Rule 4350(i) as well.

Under the terms of the employment agreement between the Company and P. Howard Edelstein, the Company is required as soon as practicable to grant Mr. Edelstein significant equity compensation in the form of stock options or restricted stock under either the Incentive Plans, or a new plan adopted by the Company following the commencement date of Mr. Edelstein’s employment agreement. A failure to grant such equity compensation would result in an increase in Mr. Edelstein’s guaranteed annual bonus from 50% to 100% of his base salary.

Vote Required

The proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Company common stock must be approved by a majority of the common stock and Series B Preferred, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote, and by a majority of the outstanding shares of common stock, voting as a separate class, present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of October 31, 2006 which amount includes shares of common stock which may be acquired by such persons within 60 days of October 31, 2006 by:

•

each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of common stock or Series B Preferred based solely upon the amounts and percentages as are contained in the public filings of such persons;

•	each of the Company’s named executive officers and directors; and
•	all of the Company’s officers and directors as a group.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock		Series B Voting Convertible Preferred Stock
	Amount and Nature of Beneficial Ownership	Percent of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Executive Officers
Robert Gasser C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	386,667 (2)	1.0%	0	0%
Peter Hansen C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	2,073,705 (3)	5.8%	0	0%
Mark Hahn C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	141,667 (4)	<1%	0	0%
Keith Jamaitis C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	59,655 (5)	<1%	0	0%
Lars Kragh C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	698,542 (6)	1.9%	0	0%
Jay Shaffer C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	45,000 (7)	<1%	0	0%
Directors
P. Howard Edelstein C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	0	0%	0	0%
Cary Davis (8) 466 Lexington Ave New York, NY 10017	0	0%	0	0%
George Deehan C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	129,000 (9)	<1%	0	0%
Lon Gorman C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	0	0%	0	0%
William Janeway (10) 466 Lexington Ave New York, NY 10017	0	0%	0	0%

William Jennings C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	62,000 (11)	<1%	0	0%
William Lynch C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	124,000 (12)	<1%	0	0%
Richard Roberts C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	0	0%	0	0%
Tom Wajnert C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	55,000 (13)	<1%	0	0%

All Directors and Executive Officers as a Group (17 Persons)	3,806,903 (14)	10.3%	0	0%

>5% Ownership
Warburg Pincus Private Equity IX, LP 466 Lexington Ave New York, NY 10017	17,250,000 (15)	32.7%	1,500,000	100%
Warburg Pincus IX, LLC 466 Lexington Ave New York, NY 10017	17,250,000 (16)	32.7%	1,500,000 (16)	100%
Warburg Pincus & Co. 466 Lexington Ave New York, NY 10017	17,250,000 (16)	32.7%	1,500,000 (16)	100%
Warburg Pincus LLC 466 Lexington Ave New York, NY 10017	17,250,000 (16)	32.7%	1,500,000 (16)	100%
Warburg Pincus Partners LLC 466 Lexington Ave New York, NY 10017	17,250,000 (16)	32.7%	1,500,000 (16)	100%
Joseph Landy C/O Warburg Pincus & Co. 466 Lexington Ave New York, NY 10017	17,250,000 (16)	32.7%	1,500,000 (16)	100%
Charles R. Kaye C/O Warburg Pincus & Co. 466 Lexington Ave New York, NY 10017	17,250,000 (16)	32.7%	1,500,000 (16)	100%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,712,906	13.3%	0	0%
Carl Warden C/O NYFIX, Inc. 100 Wall Street, 26th Floor New York, NY 10005	3,183,078 (17)	9.0%	0	0%

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(1)	Based on 35,521,208 shares of our common stock issued and outstanding as of October 31, 2006.
(2)	Includes 331,667 shares of our common stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Gasser with the SEC on July 10, 2006.
(3)	Includes 1,854,538 shares of our common stock and 219,167 shares of our common stock underlying options exercisable within 60 days based upon Company records.
(4)	Includes 141,667 shares of our common stock underlying options exercisable within 60 days based upon Company records and the most recent Form 4 filed by Mr. Hahn with the SEC on February 25, 2004.
(5)	Includes 22,880 shares of our common stock and 36,775 shares of our common stock underlying options exercisable within 60 days based upon Company records.
(6)

Includes 378,125 shares of our common stock and 320,417 shares of our common stock underlying options exercisable within 60 days based upon Company records and the most recent Form 4 filed by Mr. Kragh with the SEC on February 25, 2004.

(7)	Includes 25,000 shares of our common stock underlying options exercisable within 60 days based upon Company records and the most recent Form 4 filed by Mr. Shaffer with the SEC on January 18, 2005.
(8)	Mr. Davis, who became a director of NYFIX, Inc. on October 12, 2006, is a partner of WP (as defined below in Note 16), and a member and Managing Director of WP LLC (as defined below in Note 16). As such, Mr. Davis may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX (as defined below in Note 16). Mr. Davis disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein. Mr. Davis does not directly own any shares of Series B Preferred or our common stock.
(9)	Includes 124,000 shares of our common stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Deehan with the SEC on July 10, 2006.
(10)	Mr. Janeway, who became a director of NYFIX, Inc. on October12, 2006, is a partner of WP (as defined below in Note 16), and a member and Vice Chairman of WP LLC (as defined below in Note 16). As such, Mr. Janeway may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX (as defined below in Note 16). Mr. Janeway disclaims beneficial ownership of such securities to the extent of any indirect pecuniary interest therein. Mr. Janeway does not directly own any shares of Series B Preferred or our common stock.
(11)

Includes 2,000 shares of our common stock and 60,000 shares of our common stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Jennings with the SEC on July 10, 2006.

(12)	Includes 124,000 shares of our common stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Lynch with the SEC on July 10, 2006.
(13)	Includes 55,000 shares of our common stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Wajnert with the SEC on June 30, 2005.
(14)	Includes 1,469,360 shares of our common stock underlying options exercisable within 60 days.
(15)	Represents 1,500,000 shares of Series B Preferred convertible into 15,000,000 shares of our common stock and warrants for the purchase of 2,250,000 shares of our common stock.
(16)

Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), is the direct record owner of 1,500,000 shares of Series B Preferred, which is convertible into 15,000,000 shares of our common stock and warrants for the purchase 2,250,000 of shares of our common stock. The sole general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company ("WP IX LLC"); Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC; Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC; Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Act"), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of the Series B Preferred beneficially owned by WP IX, except to the extent of any indirect pecuniary interest therein.

(17)

Based upon the Form 13D filed by Mr. Warden on December 15, 2005, includes (i) 100,000 shares of our common stock held by The Carl and Vicki Warden Family Foundation (the "Foundation"), of which Mr. Warden is the trustee, (ii) 551,626 shares of our common stock held in a multi-generational trust (the "Trust") and (iii) 606,292 shares of our common stock for which Mr. Warden has a power of attorney (the "Power of Attorney Shares") which enables him to vote and dispose of such shares. Mr. Warden disclaims beneficial ownership of the shares held by the Foundation and the Trust as well as the Power of Attorney Shares. Does not include an aggregate of 1,613,810 shares of our common stock held by certain adult family members of Mr. Warden and their children.

STOCKHOLDER PROPOSALS

The Company will provide notice in a Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission of the deadline by which any proposal by a stockholder intended to be presented at the next annual meeting of stockholders must be received by the Company (Attn: Secretary) at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement is delivered to two or more stockholders who share an address unless the Company or its agent has received contrary instructions from one or more of the stockholders. To request that separate copies of these documents be delivered, stockholders can contact the Company’s transfer agent by mail at: ____________. You may also contact _________, the Company’s transfer agent, if you received multiple copes of the proxy statement and would prefer to receive a single copy in the future.

WHERE YOU CAN FIND MORE INFORMATION

You can find more information about the Company or may obtain copies of filings made with the Securities and Exchange Commission by visiting our website at www.nyfix.com.

NYFIX, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ________, 2006

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) ____________ and ____________ or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of NYFIX, Inc. which the stockholder(s) would be entitled to vote on all matters which may come before the Special Meeting of Stockholders to be held at the offices of NYFIX, Inc. located at 100 Wall Street, 26th Floor, New York, New York 10005 at _____ a.m. Eastern Standard Time, on _______, 2006, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please complete, sign, date and mail this proxy form in the accompanying envelope even if you intend to be present at the meeting.

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Please mark your votes as in this example: ☒

Issues

1. The Board of Directors recommends a vote FOR the following proposal

Amendment of the Certificate of Incorporation of NYFIX, Inc. to increase the authorized common stock from 60,000,000 to 100,000,000.	FOR |_|	AGAINST |_|	ABSTAIN |_|

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the Special Meeting. Returning the Proxy will not limit your right to vote in person or to attend the Special Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the Proxy materials. If so, please sign and return each of the Proxy Cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

Signature(s)	______________________________________	Date	______________
	______________________________________	Date	______________

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.